As filed with the Securities and Exchange Commission on July 28, 2015

Registration No. 333-161193

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PERFECT WORLD CO., LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Perfect World Plaza, Tower 306, 86 Beiyuan Road, Chaoyang District
Beijing 100101, People’s Republic of China

(86 10) 5780-5700

(Address of Principal Executive Offices)

Share Incentive Plan

(as amended and restated effective November 14, 2009)
(Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Copies to:

Kelvin Wing Kee Lau Chief Financial Officer Perfect World Plaza, Tower 306 86 Beiyuan Road Chaoyang District, Beijing 100101 People’s Republic of China (86 10) 5780-5700	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong +(852) 3740-4700

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-161193) (the “Registration Statement”), which was filed with the U.S. Securities and Exchange Commission by Perfect World Co., Ltd., a company established under the laws of the Cayman Islands (the “Registrant”), and became effective on August 10, 2009. Under the Registration Statement, a total of 10,000,000 class B ordinary shares of the Registrant, par value $0.0001 per share, were registered for issuance of shares granted or to be granted pursuant to the Registrant’s amended and restated Share Incentive Plan, which was initially adopted on September 6, 2006 and was amended and restated on February 28, 2009 and November 14, 2009, respectively (the “2009 Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the 2009 Plan.

On April 26, 2015, the Registrant, Perfect Peony Holding Company Limited (the “Parent”) and Perfect World Merger Company Limited (the “Merger Sub”) entered into an agreement and plan of merger, which was approved on July 28, 2015 by the shareholders of the Registrant at an extraordinary general meeting of shareholders. The Registrant and Merger Sub subsequently filed a plan of merger with the Registrar of Companies of the Cayman Islands, which became effective as of July 28, 2015 (the “Effective Time”), as a result of which Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all the offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the Effective Time.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on July 28, 2015.

Perfect World Co., Ltd.

By:	/s/ Robert Hong Xiao
Name:	Robert Hong Xiao
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Michael Yufeng Chi		Sole Director	July 28, 2015
Michael Yufeng Chi

/s/ Robert Hong Xiao		Chief Executive Officer	July 28, 2015
Robert Hong Xiao		(principal executive officer)

/s/ Kelvin Wing Kee Lau		Chief Financial Officer (principal financial and accounting	July 28, 2015
Kelvin Wing Kee Lau		officer)

/s/ *		Authorized Representative in
Name:	Donald J. Puglisi	the United States	July 28, 2015
Title:	Managing Director, Puglisi & Associates

*By:	/s/ Michael Yufeng Chi
Michael Yufeng Chi
Attorney-in-Fact

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